Media Contact:    Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record First Quarter 2014 Financial Results

Total Revenue up 18.1%
Increases Cash by $39.8 Million
Announces Debt Refinancing with Material Cash Interest Savings
Raises 2014 Financial Guidance

May 1, 2014, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”), today announced results for the first quarter ended March 31, 2014.

David F. Palmer, President and Chief Executive Officer, stated, “Our business performed exceptionally well during the first quarter. Our cost-plus hospitality and management services business is delivering a recurring and growing income stream. We are pulling the right levers in our Vacation Ownership Interests sales and financing business to drive continued growth, highlighted by the increases in the number of transactions and higher average sales price per transaction we saw during the quarter. We are taking advantage of the current attractive credit markets to refinance our senior secured notes and certain inventory loans relating to our ILX, Tempus and PMR acquisitions. We expect to close on a new $445 million seven-year term loan and $25 million revolving credit facility and redeem our senior secured notes in the next week. This transaction, which will have an interest rate of LIBOR plus 450 basis points with a 1% LIBOR floor, will result in a material cash interest savings during the remainder of 2014 with the full-year impact starting in 2015. This transaction will generate annual cash interest savings of approximately $22 million when LIBOR is at or below 1%. In light of this transaction and our strong results for the first quarter, we are raising our full year 2014 financial guidance.”

Highlights

•	Total revenue increased $27.7 million, or 18.1%, to $181.2 million for the first quarter of 2014 from $153.5 million for the first quarter of 2013.

•
Hospitality and Management Services revenue grew by $5.4 million, or 12.4%, for the first quarter of 2014 compared to the first quarter of 2013. This growth was driven mainly by increased management fees as a result of the inclusion of the managed properties from the Island One and PMR Service Companies acquisitions (completed in July 2013) and increased revenues from club operations.

•	Vacation Interest Sales, net grew by $14.2 million, or 15.5%, for the first quarter of 2014 compared to the first quarter of 2013. This growth was driven by a:

•	4.6% increase in tours to 46,552 from 44,499

•	6.3% increase in transactions to 6,556 from 6,169 (reflecting closing percentages of 14.1% for 2014 and 13.9% for 2013)

•	17.7% increase in average transaction price to $18,321 from $15,565

•
Advertising, sales and marketing for the first quarter of 2014 included a non-cash charge of $0.9 million related to stock-based compensation. Excluding this charge, advertising, sales and marketing as a percentage of Vacation Interest sales revenue decreased 0.2 percentage points to 51.0% in the first quarter of 2014, from 51.2% in Q1 2013. Including this non-cash charge, advertising, sales and marketing as a percentage of Vacation Interest sales revenue was 51.8%.

•
Pre-tax income for the first quarter of 2014 included non-cash charges of $4.7 million related to stock-based compensation. Excluding these charges, pre-tax income in 2014 would have been $30.8 million, an increase of $28.1 million from pre-tax income of $2.7 million in the first quarter of 2013. Including these items, pre-tax income in 2014 was $26.1 million.

•
Net cash provided by operating activities in the first quarter of 2014 was $33.7 million and was the result of net income of $14.0 million and non-cash revenues and expenses totaling $39.1 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $19.5 million. Net cash provided by operating activities in the first quarter of 2013 was $10.3 million and was the result of net income of $2.3 million and non-cash revenues and expenses totaling $13.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $5.9 million.

•
Adjusted EBITDA for the Company and its Restricted Subsidiaries increased $19.5 million, or 40.9%, to $67.1 million for the first quarter of 2014 from $47.6 million for the first quarter of 2013. Adjusted EBITDA for the Company on a consolidated basis increased $18.1 million, or 37.0%, to $66.9 million for the first quarter of 2014 from $48.8 million for the first quarter of 2013.

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $6.6 million, or 21.0%, to $38.2 million for the first quarter of 2014 from $31.6 million for the first quarter of 2013. Management fees increased as a result of the inclusion of the managed properties from our acquisitions of Island One and the PMR Service Companies (both completed in July 2013) during the period in 2014. The Company experienced higher revenue from the clubs due to increased membership dues and higher club member count during the period in 2014 compared to the period in 2013. These increases were partially offset by the elimination of commissions earned on fee-for-service agreements with Island One which were terminated in conjunction with the Island One acquisition on July 24, 2013.

Management and member services expense decreased $0.8 million, or 8.5%, to $9.0 million for the first quarter of 2014 from $9.8 million for the first quarter of 2013. The decrease was primarily attributable to the elimination of the costs incurred under the fee-for-service agreements with Island One that terminated in conjunction with the Island One acquisition and an increase in the absorption of certain resort management expenses to the HOAs that we manage. Management and member services expense as a percentage of management and member services revenue decreased to 23.4% during the period in 2014 from 31.0% during the period in 2013.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $14.2 million, or 15.5%, to $105.9 million for the first quarter of 2014 from $91.7 million for the first quarter of 2013. The increase in Vacation Interest sales, net, was attributable to a $19.0 million increase in Vacation Interest sales revenue, partially offset by a $4.8 million increase in our provision for uncollectible Vacation Interest sales revenue. The $19.0 million increase in Vacation Interest sales revenue during the period in 2014 compared to the period in 2013 was generated due to an increase in the number of tours, number of transactions and a higher average sales price per transaction. The total number of tours increased to 46,552 during the period in 2014 from 44,499 during the period in 2013. The Company closed a total of 6,556 Vacation Interest sales transactions during the period in 2014, compared to 6,169 transactions during the period in 2013. The Company's closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of sales presentations at our sales centers during the period presented) increased slightly to 14.1% during the period in 2014 from 13.9% during the period in 2013. Vacation Interest sales price per transaction increased to $18,321 during the period in 2014 from $15,565 during the period in 2013 due principally to a change in a focus on larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $4.7 million, or 71.4%, to $11.4 million during the period in 2014 from $6.7 million during the period in 2013, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2014 as compared to the period in 2013. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable has remained consistent at 21.6% as of March 31, 2014 and March 31, 2013.

Advertising, sales and marketing for the first quarter of 2014 included a non-cash charge of $0.9 million related to stock-based compensation. Excluding this charge, advertising, sales and marketing as a percentage of Vacation Interest sales revenue decreased 0.2 percentage points to 51.0% in the first quarter of 2014, from 51.2% in the first quarter of 2013. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies. Including this non-cash charge, advertising, sales and marketing as a percentage of Vacation Interest sales revenue was 51.8%.

Vacation Interest cost of sales decreased $4.9 million, to $12.9 million for the first quarter of 2014 from $17.8 million for the first quarter of 2013. Of this change, $3.3 million was an increase related to the increase in Vacation Interest Sales during the period in 2014 as compared to the period in 2013. The $3.3 million increase was offset by an $8.2 million decrease due to the inclusion of the low-cost inventory purchased in connection with the Island One Acquisition in July 2013 and a larger pool of low-cost inventory becoming eligible for recovery and capitalization pursuant to our inventory recovery agreements in 2014 as compared to 2013.

General and Administrative Expense

General and administrative expense for the first quarter of 2014 included a non-cash charge related to stock based compensation of $2.8 million. Excluding this charge, general and administrative expense would have decreased $1.4 million, or 6.3%, to $21.4 million during the period in 2014 from $22.8 million during the period in 2013. Including the non-cash charge discussed above, general and administrative expense as a percentage of total revenue decreased 1.6 percentage points to 13.3% in the first quarter of 2014, from 14.9% in the first quarter of 2013. Giving effect to this charge, general and administrative expense as reported was $24.2 million during the period in 2014, representing 13.3% of total revenue.

Pre-tax Income/Loss and Net Income / Loss

Pre-tax income for the first quarter of 2014 included non-cash charges of $4.7 million related to stock-based compensation. Excluding these charges, pre-tax income in 2014 would have been $30.8 million, an increase of $28.1 million from pre-tax income of $2.7 million in the first quarter of 2013. Including these items, pre-tax income in 2014 was $26.1 million.

Net income for the first quarter in 2014 included the non-cash charges discussed above. Net income increased $11.7 million to $14.0 million during the period for 2014 from a net income of $2.3 million during the period in 2013.

Capital Resources and Liquidity

As of March 31, 2014, we had cash and cash equivalents of $75.8 million, corporate indebtedness of $375.3 million and non-recourse debt of $18.3 million. Net cash provided by operating activities in the first quarter of 2014 was $33.7 million and was the result of net income of $14.0 million and non-cash revenues and expenses totaling $39.1 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $19.5 million. The significant non-cash revenues and expenses included (i) $11.4 million in the provision for uncollectible Vacation Interest sales revenue; (ii) $8.1 million in depreciation and amortization; (iii) $4.7 million in stock-based compensation costs; (iv) $2.0 million in amortization of capitalized loan origination costs and portfolio discounts (net of premiums); (v) $1.4 million in amortization of capitalized financing costs and original issue discounts; (vi) $0.2 million in unrealized loss on derivative instruments and (vii) $0.1 million loss on foreign currency exchange. Net cash provided by operating activities in the first quarter of 2013 was $10.3 million and was the result of net income of $2.3 million and non-cash revenues and expenses totaling $13.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $5.9 million. Capital expenditures for the quarter ended March 31, 2014 were $5.7 million, an increase of $3.2 million from $2.5 million for the quarter ended March 31, 2013, which is primarily associated with information related projects and equipment.

The indenture governing our 12% senior secured notes due 2018 includes covenants, and the new credit facility is expected to include covenants, which are determined by reference to the Adjusted EBITDA of Diamond and its “restricted subsidiaries.” Adjusted EBITDA, as defined in the indenture, was $67.1 million for the quarter ended March 31, 2014.

Outlook

For the full year ending December 31, 2014, the Company is providing the following updated guidance for its expected operating results.  Note that the updated pre-tax income includes $47.0 million of cash and non-cash charges related to the refinancing of the senior secured notes that was not included in the original guidance.

Updated Guidance	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$44,700	$77,200
Corporate interest expense(a)	$43,300	$41,300
Loss on extinguishment of debt(b)	$47,000	$47,000
Vacation interest cost of sales(c)	$76,000	$66,000
Depreciation and amortization	$32,000	$30,000
Other non-cash items(d)	$22,000	$18,500

Original Guidance	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$65,000	$92,500
Corporate interest expense	$56,500	$54,500
Loss on extinguishment of debt	$—	$—
Vacation interest cost of sales(c)	$79,500	$69,500
Depreciation and amortization	$32,000	$30,000
Other non-cash items(d)	$22,000	$18,500

For the year ending December 31, 2014, the Company anticipates cash expenditures for the acquisition of inventory, excluding inventory from acquisitions, to be between $30.0 million and $35.0 million. In addition, the company anticipates capital expenditures(e) to be between $18.0 million and $20.0 million.

(a)
Reflects an annualized cash interest savings of $22 million based on the terms of our new $445 million seven-year term loan and $25 million revolving credit facility (the “New Bank Loan”) and the redemption of the $374 million principal amount outstanding of our senior secured notes and repayment of certain other debt assuming LIBOR at or below 1%.

(b)
Reflects non-cash charges of approximately $16.5 million for the write-off of unamortized debt issuance costs and original issue discount relating to the refinancing of the senior secured notes, revolving line of credit, and inventory loans and approximately $30.5 million for the bond premium related to the redemption of the senior secured notes which is financed with a portion of the proceeds from the new term loan.

(c)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in the future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes.

(d)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(e)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

First Quarter 2014 Earnings Call

The company will be conducting a conference call to discuss the first quarter financial results at 5:00 p.m. Eastern Time on May 1, 2014, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (866) 562-5561 from the United States, or (706) 679-1894 from outside the U.S. with conference ID 31191660; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 8:00 p.m. Eastern Time on May 1, 2014 through May 8, 2014 and can be accessed by dialing (800) 585-8367 with conference ID 31191660.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above, statements regarding the Company’s new credit facility and related refinancing transactions, and other statements regarding the current expectations of Diamond Resorts International, Inc. (the “Company”) about its prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International®, with its network of 303 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® owns, operates and manages vacation ownership resorts and, through resort and partner affiliation agreements, provides members and owners with access to 93 managed resorts, 154 affiliated resorts, 52 affiliated hotels and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit Diamondresorts.com.

Basis of Presentation

On July 24, 2013, Diamond closed the initial public offering (“IPO”) of its common stock. Prior to the consummation of the initial public offering, Diamond was a newly-formed Delaware corporation that had not conducted any activities other than those incident to its formation and other actions in connection with the IPO.  Diamond was formed for the purpose of changing the organizational structure of Diamond Resorts Parent, LLC (“DRP”) from a limited liability company to a corporation. Immediately prior to the consummation of the IPO, DRP was the sole stockholder of Diamond.  In connection with, and immediately prior to the completion of the IPO, various reorganization transactions were effected ultimately with DRP merging with and into Diamond. See “Organizational Structure-Reorganization Transactions” in the Registration Statement on Form S-1 filed by Diamond with the Securities and Exchange Commission for additional information concerning these reorganization transactions.  References in this press release to “Diamond,” “the Company,” ”DRII,” “we,” “us” and “our,” refer to Diamond Resorts International, Inc. and its subsidiaries, after giving effect to those reorganization transactions, and our consolidated financial statements and other historical financial data included in this press release for periods prior to July 24, 2013 are those of DRP and its subsidiaries after giving effect to the reorganization transactions.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in each case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because, as indicated above, the indenture governing our 12% senior secured notes due 2018 includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to Adjusted EBITDA. The new credit facility will also include covenants based on Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with US GAAP with this non-GAAP measure provides investors with useful information with respect to our liquidity.

In addition to its application under the Indenture for our senior secured notes, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies and (iv) as a factor for determining compensation for personnel employed by the Company.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or Vacation Interest inventory;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following tables present Adjusted EBITDA for us and our restricted subsidiaries, as calculated in accordance with, and for purposes of covenants contained in, the Notes Indenture, reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented.

	Quarter Ended March 31,
	2014	2013
	($ in thousands)
Net cash provided by operating activities	$33,668	$10,338
Provision for income taxes	12,047	438
Provision for uncollectible Vacation Interest sales revenue(a)	(11,433)	(6,672)
Amortization of capitalized financing costs and original issue discounts(a)	(1,437)	(1,874)
Deferred income taxes(b)	(11,260)	—
Loss on foreign currency(c)	(88)	(61)
Gain on mortgage purchase(a)	49	—
Cash to be received on insurance settlement	—	2,203
Unrealized loss on derivative instruments(d)	(199)	—
Unrealized loss on post-retirement benefit plan(e)	(43)	—
Corporate interest expense(f)	13,246	20,764
Change in operating assets and liabilities excluding acquisitions(g)	19,468	5,852
Vacation Interest cost of sales(h)	12,902	17,846
Adjusted EBITDA - Consolidated	66,920	48,834
Less: Adjusted EBITDA - Unrestricted Subsidiaries(i)	7,433	7,974
Plus: Intercompany elimination(j)	7,611	6,751
Adjusted EBITDA - Diamond Resorts International, Inc. and Restricted Subsidiaries	$67,098	$47,611

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability as a result of the provision for income taxes recorded for the three months ended March 31, 2014.

(c)
Represents net realized losses on foreign exchange transactions settled at unfavorable exchange rates and unrealized net losses resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative liabilities.

(e)	Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(f)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(i)	Represents the Adjusted EBITDA of unrestricted subsidiaries as defined in, and calculated in accordance with, the Notes Indenture.

(j)
Represents the elimination of revenues and expenses related to agreements entered into between our restricted and unrestricted subsidiaries. The agreements include service agreements for sales and marketing management (terminated on July 24, 2013), resort management, reservation services and portfolio management, whereby certain restricted subsidiaries operate these functions on behalf of the unrestricted subsidiaries for a fee. In addition to these service agreements, we have also entered into intercompany sales agreements, whereby certain restricted subsidiaries purchase unsold Vacation Interests from unrestricted subsidiaries.

	Quarter Ended March 31,
	2014	2013
	($ in thousands)
Net income	$14,010	$2,273
Plus: Corporate interest expense(a)	13,246	20,764
Provision for income taxes	12,047	438
Depreciation and amortization(b)	8,061	6,254
Vacation Interest cost of sales(c)	12,902	17,846
Impairments and other non-cash write-offs(b)	7	79
Gain on disposal of assets(b)	(4)	(50)
Amortization of loan origination costs(b)	2,064	1,182
Amortization of net portfolio (discount) premiums(b)	(109)	48
Stock-based compensation(d)	4,696	—
Adjusted EBITDA - Consolidated	66,920	48,834
Less: Adjusted EBITDA - Unrestricted Subsidiaries(e)	7,433	7,974
Plus: Adjusted EBITDA - Intercompany elimination(f)	7,611	6,751
Adjusted EBITDA - Diamond Resorts International, Inc. and Restricted Subsidiaries	$67,098	$47,611

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)	Represents the non-cash charge related to stock-based compensation due to stock options issued in connection with and since the consummation of the IPO.

(e)	Represents the Adjusted EBITDA of unrestricted subsidiaries as defined in, and calculated in accordance with, the Notes Indenture.

(f)
Represents the elimination of revenues and expenses related to agreements entered into between our restricted and unrestricted subsidiaries. The significant agreements include service agreements for sales and marketing management, resort management, reservation services and portfolio management, whereby certain restricted subsidiaries operate these functions on behalf of the unrestricted subsidiaries for a fee. In addition to these service agreements, we have also entered into intercompany sales agreements, whereby certain restricted subsidiaries purchase unsold Vacation Interests from unrestricted subsidiaries.

The following tables present a reconciliation of (i) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (ii) general and administrative expense as reported to general and administrative expense after excluding non-cash stock- based compensation,; and (iii) income before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation for the periods presented below. We exclude these non-cash items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the GAAP measures including these items are not indicative of our core operating results.

	Quarter Ended March 31,
	2014	2013
	($ in thousands)
Advertising, sales and marketing expense	$60,775	$50,359
Stock-based compensation	(927)	—
Advertising, sales and marketing expense after excluding stock-based compensation	$59,848	$50,359

	Quarter Ended March 31,
	2014	2013
	($ in thousands)
General and administrative expense	$24,192	$22,800
Stock-based compensation	(2,827)	—
General and administrative expense after excluding stock-based compensation	$21,365	$22,800

	Quarter Ended March 31,
	2014	2013
	($ in thousands)
Income before provision for income taxes	$26,057	$2,711
Stock-based compensation	4,696	—
Income before provision for income taxes after excluding stock-based compensation	$30,753	$2,711

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Collections, operations of the Clubs, operations of the properties located in St. Maarten for which the Company functions as the HOA, food and beverage venues owned and managed by the Company and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended March 31, 2014 and 2013
(In thousands)

	Quarter Ended March 31, 2014				Quarter Ended March 31, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$38,224	$—	$—	$38,224	$31,587	$—	$—	$31,587
Consolidated resort operations	8,723	—	—	8,723	8,620	—	—	8,620
Vacation Interest sales, net of provision of $0, $11,433, $0, $11,433, $0, $6,672, $0 and $6,672, respectively	—	105,897	—	105,897	—	91,668	—	91,668
Interest	—	15,257	417	15,674	—	12,858	397	13,255
Other	2,161	10,546	—	12,707	3,490	4,832	—	8,322
Total revenues	49,108	131,700	417	181,225	43,697	109,358	397	153,452
Costs and Expenses:
Management and member services	8,947	—	—	8,947	9,779	—	—	9,779
Consolidated resort operations	7,771	—	—	7,771	7,722	—	—	7,722
Vacation Interest cost of sales	—	12,902	—	12,902	—	17,846	—	17,846
Advertising, sales and marketing	—	60,775	—	60,775	—	50,359	—	50,359
Vacation Interest carrying cost, net	—	7,875	—	7,875	—	8,237	—	8,237
Loan portfolio	242	2,248	—	2,490	246	2,259	—	2,505
Other operating	—	5,537	—	5,537	—	368	—	368
General and administrative	—	—	24,192	24,192	—	—	22,800	22,800
Depreciation and amortization	—	—	8,061	8,061	—	—	6,254	6,254
Interest	—	3,369	13,246	16,615	—	4,078	20,764	24,842
Impairments and other write-offs	—	—	7	7	—	—	79	79
Gain on disposal of assets	—	—	(4)	(4)	—	—	(50)	(50)
Total costs and expenses	16,960	92,706	45,502	155,168	17,747	83,147	49,847	150,741
Income (loss) before provision for income taxes	32,148	38,994	(45,085)	26,057	25,950	26,211	(49,450)	2,711
Provision for income taxes	—	—	12,047	12,047	—	—	438	438
Net income (loss)	$32,148	$38,994	$(57,132)	$14,010	$25,950	$26,211	$(49,888)	$2,273

Consolidating Financial Statements - Restricted and Unrestricted Subsidiaries

The following consolidating financial statements present the financial position, results of operations, and statements of cash flow for (1) those subsidiaries of the Company which have been designated "Unrestricted Subsidiaries" for purposes of the Senior Secured Note Indenture; and (2) the Company and all of its other subsidiaries. As of March 31, 2014 and March 31, 2013, the Unrestricted Subsidiaries were FLRX Inc. and its subsidiaries, ILX Acquisition Inc. and its subsidiaries, Tempus Acquisition, LLC and its subsidiaries, DPM Acquisition, LLC and its subsidiaries and Aegean Blue Holdings Plc and its subsidiaries.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Quarters Ended March 31, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended March 31, 2014				Quarter Ended March 31, 2013
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total

Revenues:
Management and member services	$36,601	$6,048	$(4,425)	$38,224	$31,098	$5,093	$(4,604)	$31,587
Consolidated resort operations	7,866	857	—	8,723	6,863	1,757	—	8,620
Vacation Interest sales, net of provision of $10,780, $653, $0, $11,433, $6,402, $270, $0 and $6,672, respectively	99,833	6,064	—	105,897	85,947	5,721	—	91,668
Interest	14,880	794	—	15,674	10,717	2,538	—	13,255
Other	13,131	12,554	(12,978)	12,707	9,667	9,806	(11,151)	8,322
Total revenues	172,311	26,317	(17,403)	181,225	144,292	24,915	(15,755)	153,452
Costs and Expenses:
Management and member services	9,750	2,385	(3,188)	8,947	10,980	2,492	(3,693)	9,779
Consolidated resort operations	7,228	543	—	7,771	6,376	1,346	—	7,722
Vacation Interest cost of sales	10,748	2,154	—	12,902	17,790	56	—	17,846
Advertising, sales and marketing	58,505	3,674	(1,404)	60,775	48,114	3,139	(894)	50,359
Vacation Interest carrying cost, net	3,976	4,288	(389)	7,875	7,171	2,122	(1,056)	8,237
Loan portfolio	2,472	415	(397)	2,490	2,475	792	(762)	2,505
Other operating	6,181	3,738	(4,382)	5,537	1,090	1,877	(2,599)	368
General and administrative	20,571	3,653	(32)	24,192	18,701	4,099	—	22,800
Depreciation and amortization	4,159	3,902	—	8,061	2,586	3,668	—	6,254
Interest	11,889	4,726	—	16,615	16,599	8,243	—	24,842
Impairments and other write-offs	7	—	—	7	79	—	—	79
Gain on disposal of assets	(1)	(3)	—	(4)	(50)	—	—	(50)
Total costs and expenses	135,485	29,475	(9,792)	155,168	131,911	27,834	(9,004)	150,741
Income (loss) before provision (benefit) for income taxes	36,826	(3,158)	(7,611)	26,057	12,381	(2,919)	(6,751)	2,711
Provision (benefit) for income taxes	12,686	(639)	—	12,047	396	42	—	438
Net income (loss)	$24,140	$(2,519)	$(7,611)	$14,010	$11,985	$(2,961)	$(6,751)	$2,273

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
As of March 31, 2014 and December 31, 2013
(In thousands, except share data)
(Unaudited)
	March 31, 2014				December 31, 2013
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Assets:
Cash and cash equivalents	$69,592	$6,184	$—	$75,776	$26,680	$9,265	$—	$35,945
Cash in escrow and restricted cash	76,185	1,437	—	77,622	90,363	1,868	—	92,231
Mortgages and contracts receivable, net of allowance of $101,715, $7,047, $0, $108,762, $98,549, $7,041, $0, and $105,590, respectively	394,724	16,525	1	411,250	388,538	16,915	1	405,454
Due from related parties, net	244,899	12,044	(213,039)	43,904	261,422	11,463	(226,623)	46,262
Other receivables, net	38,199	2,929	—	41,128	50,422	4,166	—	54,588
Income tax receivable	25	17,602	(17,602)	25	25	16,706	(16,706)	25
Prepaid expenses and other assets, net	116,012	31,534	319	147,865	53,388	14,460	410	68,258
Unsold Vacation Interests, net	283,844	68,808	(58,999)	293,653	276,717	72,750	(51,357)	298,110
Property and equipment, net	43,341	19,694	—	63,035	40,359	20,037	—	60,396
Assets held for sale	1,170	9,455	—	10,625	1,206	9,456	—	10,662
Goodwill	30,632	—		30,632	30,632	—	—	30,632
Intangible assets, net	77,018	116,615	—	193,633	78,550	120,082	—	198,632
Total assets	$1,375,641	$302,827	$(289,320)	$1,389,148	$1,298,302	$297,168	$(294,275)	$1,301,195

Liabilities and Stockholders' equity (deficit):
Accounts payable	$11,150	$3,272	$—	$14,422	$11,798	$2,831	$—	$14,629
Due to related parties, net	45,852	271,892	(221,132)	96,612	15,750	263,377	(234,483)	44,644
Accrued liabilities	95,009	9,622	(161)	104,470	106,570	10,993	(128)	117,435
Income taxes payable	1,508	140	—	1,648	1,069	—	—	1,069
Deferred income taxes	39,871	11,395	(17,602)	33,664	27,715	11,395	(16,706)	22,404
Deferred revenues	116,144	9,403	—	125,547	103,745	7,147	—	110,892
Senior Secured Notes, net of unamortized original issue discount of $6,290, $0, $0, $6,290, $6,548, $0, $0, and $6,548, respectively	368,150	—	—	368,150	367,892	—	—	367,892
Securitization notes and Funding Facilities, net of unamortized original issue discount for $208, $0, $0, $208, $226, $0, $0, $226, respectively	387,534	4,526	—	392,060	386,501	4,766	—	391,267
Derivative liabilities	199	—	—	199	—	—	—	—
Notes payable	7,150	18,257	—	25,407	3,302	19,848	—	23,150
Total liabilities	1,072,567	328,507	(238,895)	1,162,179	1,024,342	320,357	(251,317)	1,093,382

Stockholders' equity (deficit):
Common stock $0.01 par value; authorized - 250,000,000 shares; issued and outstanding - 75,475,402, 0, 0 and 75,475,402, 75,458,402, 0, 0 and 75,458,402 shares	755	—	—	755	755	—	—	755
Additional paid-in capital	467,926	9,675	(9,675)	467,926	463,194	9,675	(9,675)	463,194
Accumulated deficit	(149,816)	(34,935)	(41,198)	(225,949)	(173,722)	(32,416)	(33,821)	(239,959)
Accumulated other comprehensive (loss) income	(15,791)	(420)	448	(15,763)	(16,267)	(448)	538	(16,177)
Total stockholders' equity (deficit)	303,074	(25,680)	(50,425)	226,969	273,960	(23,189)	(42,958)	207,813
Total liabilities and stockholders' equity (deficit)	$1,375,641	$302,827	$(289,320)	$1,389,148	$1,298,302	$297,168	$(294,275)	$1,301,195

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Quarters Ended March 31, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended March 31, 2014				Quarter Ended March 31, 2013
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Operating Activities:
Net income (loss)	$24,140	$(2,519)	$(7,611)	$14,010	$11,985	$(2,961)	$(6,751)	$2,273
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for uncollectible Vacation Interest sales revenue	10,780	653	—	11,433	6,402	270	—	6,672
Amortization of capitalized financing costs and original issue discounts	1,388	49	—	1,437	1,569	305	—	1,874
Amortization of capitalized loan origination costs and net portfolio discounts	1,955	—	—	1,955	1,182	48	—	1,230
Depreciation and amortization	4,159	3,902	—	8,061	2,586	3,668	—	6,254
Stock-based compensation	4,696	—	—	4,696	—	—	—	—
Impairments and other write-offs	7	—	—	7	79	—	—	79
Gain on disposal of assets	(1)	(3)	—	(4)	(50)	—	—	(50)
Deferred income taxes	12,156	—	(896)	11,260	—	—	—	—
Loss (gain) on foreign currency exchange	90	(2)	—	88	163	(102)	—	61
Gain on mortgage repurchase	(1)	(48)	—	(49)	—	—	—	—
Unrealized loss on derivative instruments	199	—	—	199	—	—	—	—
Unrealized loss on post-retirement benefit plan	43	—	—	43	—	—	—	—
Gain on insurance settlement	—	—	—	—	(2,203)	—	—	(2,203)
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(18,908)	(207)	—	(19,115)	(18,941)	2,884	(1)	(16,058)
Due from related parties, net	22,268	(411)	(13,584)	8,273	(7,505)	195	9,399	2,089
Other receivables, net	12,362	1,237	—	13,599	11,676	517	—	12,193
Prepaid expenses and other assets, net	(63,556)	(17,091)	—	(80,647)	(49,834)	(14,654)	81	(64,407)
Unsold Vacation Interests, net	(6,779)	3,960	7,642	4,823	6,387	72	6,751	13,210
Accounts payable	(671)	423	—	(248)	(3,554)	1,670	—	(1,884)
Due to related parties, net	30,706	8,424	13,585	52,715	25,730	19,384	(9,562)	35,552
Accrued liabilities	(12,516)	(1,422)	—	(13,938)	(6,189)	3,218	(80)	(3,051)
Income taxes payable	433	(756)	896	573	1,089	—	—	1,089
Deferred revenues	12,285	2,212	—	14,497	12,948	2,467	—	15,415
Net cash provided by (used in) operating activities	35,235	(1,599)	32	33,668	(6,480)	16,981	(163)	10,338

Investing activities:
Property and equipment capital expenditures	(5,636)	(85)	—	(5,721)	(2,392)	(132)	—	(2,524)
Net cash used in investing activities	$(5,636)	$(85)	$—	$(5,721)	$(2,392)	$(132)	$—	$(2,524)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Quarters Ended March 31, 2014 and 2013
(Unaudited)
(In thousands)

	Quarter Ended March 31, 2014				Quarter Ended March 31, 2013
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$14,197	$440	$—	$14,637	$(14,456)	$267	$—	$(14,189)
Proceeds from issuance of securitization notes and Funding Facilities	45,909	—	—	45,909	126,967	713	—	127,680
Proceeds from issuance of notes payable	—	1,113	—	1,113	—	1,319	—	1,319
Payments on securitization notes and Funding Facilities	(44,894)	(240)	—	(45,134)	(96,605)	(8,546)	—	(105,151)
Payments on notes payable	(2,323)	(2,704)	—	(5,027)	(2,566)	(7,250)	—	(9,816)
Refunds (payments) of debt issuance costs	70	—	—	70	(1,974)	—	—	(1,974)
Proceeds from exercise of stock options	236	—	—	236	—	—	—	—
Net cash provided by (used in) financing activities	13,195	(1,391)	—	11,804	11,366	(13,497)	—	(2,131)

Net increase (decrease) in cash and cash equivalents	42,794	(3,075)	32	39,751	2,494	3,352	(163)	5,683
Effect of changes in exchange rates on cash and cash equivalents	118	(6)	(32)	80	(1)	(702)	163	(540)
Cash and cash equivalents, beginning of period	26,680	9,265	—	35,945	16,963	4,098	—	21,061
Cash and cash equivalents, end of period	$69,592	$6,184	$—	$75,776	$19,456	$6,748	$—	$26,204

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$21,635	$4,628	$—	$26,263	$28,382	$4,307	$—	$32,689
Cash paid for taxes, net of cash tax refunds (cash tax refunds, net of cash paid for taxes)	$120	$98	$—	$218	$(698)	$42	$—	$(656)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$6,173	$—	$—	$6,173	$5,914	$—	$—	$5,914